AN AGREEMENT made the 6th day of August, 2012 between Emile Lawrence, 62 Chelsea Reach Tower, Blantyre Street London OEG SW10 ("Licensor") of the one part and SEDITION FILMS INC. Ground Floor Suite, 37 Netherhall Gardens London NW3 5RL ("Licensee") of the other part

WHEREBY IT IS AGREED AS FOLLOWS:

1. In this Agreement the following expressions shall have the meanings set against them below:

   (a) "Recordings" and "Compositions" shall mean the musical works set out in the Schedule; (for all mechanical and publishing rights);

   (b) "Film" shall mean the project known as "Kosovo The Mafia State" listed in Schedule 1;

   (c) This agreement covers the use of the Contribution (as listed in schedule 1) in the Film by all means and media whether now known or hereafter discovered or developed for a period of perpetuity.

   (d) "Transmission Method(s)" shall mean:

   - Use of the Film in all Theatrical mediums and Festivals;
   - Use of the film inclusive of recording, copying, reproducing, broadcasting including without limitation broadcasting by TV, Cable, Satellite, and on all platforms that the station is available on, including digital platforms and the Internet, if applicable;
   - Use of the film on all digital platforms inclusive of DVD and video
   - Use of the film and promotional exploitation and advertising of all or part of the Film throughout this world, this universe or any universe yet to be discovered

   (e) "Transmission Period" shall mean a period of perpetuity for all mediums, commencing from the date of the first broadcast, a date which is yet to be confirmed;

   (f) "Transmission area" shall mean the world, this universe and any yet to be discovered.

   (g) "Visual images" shall mean the scenes of the Film, which are described in the Schedule hereto.

2. In consideration of the sum of £1100.00 (One Thousand One Hundred Pounds) which equals to $1800 (One Thousand Eight Hundred Dollars) Licensor hereby grants to Licensee the non-exclusive right to record and synchronise both the Compositions and Recordings only in timed relation with the Visual Images and/or as specified in the Schedule and to exercise the non-exclusive right during the Transmission Period to transmit the Film in the Transmission Area by means of the Transmission Methods;

3. Licensor warrants that Licensor has the right to enter into this Agreement and to grant the rights granted to Licensee herein.

4. Licensor hereby grants all consents necessary under the Copyright Designs and Patents Act 1988 and all similar legislation throughout the world for the purpose of this agreement and waives all moral rights in the Compositions and Recordings as against Licensee and its sub-licensees and assigns.

5. All rights in the Compositions and Recordings not specifically granted to Licensee herein are reserved to the Licensor. The terms of this Agreement are limited to the use of the Compositions and Recordings only as associated with the visual images in the Film (i.e. in accordance with the manner, placement and use specified in the Schedule).

6. This licence is binding upon and shall inure to the benefit of the respective successors, assigns and/or sublicenses of the parties hereto. Licensee shall have the right to assign this licence and/or any of its rights hereunder to any third party provided however that Licensee shall remain primarily liable hereunder and shall give Licensor written notice of such assignment.

7. In the event of a breach by Licensee or any third party of any of Licensee's obligations hereunder (which breach if capable of remedy is not remedied within thirty (30) days after receipt by Licensee of notice in writing from Licensor alleging such breach), Licensor shall be entitled to terminate this Licence by written notice to Licensee. Such termination shall be without prejudice to any other right Licensor may have SAVE THAT notwithstanding the foregoing in respect of a breach other than a material breach Licensor's sole right and remedy shall be limited to the right to seek damages (including aggravated damages due to such failure to remedy).

8. (a) No sound recording produced pursuant to this licence shall be used for any purposes separately from and/or independently of the Film. Licensee shall be responsible for obtaining a synchronisation licence as required.

(b) A waiver by either party of any term or condition of this Agreement in a particular instance shall not be deemed or construed to be a waiver for the future.

(c) For the avoidance of doubt it is expressly agreed that Licensee may make no alterations to the lyrics and/or the music in the Compositions and Recordings in exercising the rights granted to Licensee hereunder.

(d) Licensee hereby grants to the Licensor the non-exclusive right to use the visual images in the Licensor's web site for promotional purposes, including all in and out-of-context trailers.

9. Licensor represents and warrants that it owns or controls 100% of the copyright in and to the Compositions and Recordings for the Territory, and that it owns or controls all rights necessary to enter into and to fully perform the terms hereof, and no third party is payable for the rights assigned by this license;

10. Licensee shall afford a screen credit for Licensor in the end titles of the Film as follows;

. Published by Copyright Control.

11. This Agreement shall be construed in accordance with the laws of England and Wales.

Sedition Films Inc.
Ground Floor Suite
37 Netherhall Gardens London NW3 5RL

AS WITNESS the hands of the parties the day and year first above written:

SIGNED BY________________________

For and on behalf of Emile Lawrence

SIGNED BY________________________

For and on behalf of
Sedition Films Inc.

DATE 6/August/2012

SCHEDULE 1

- TITLE OF FILM: "Kosovo The Mafia State"
- RECORDINGS: "Black Crows", "Turbo Serb" and "Balkan Gangster" - written, arranged and performed by Emile Lawrence, licensed by Emile Lawrence.
- CONTEXT OF USE: Incidental music and full versions of Recordings to be featured in the "Kosovo The Mafia State"
- VISUAL IMAGES: To be advised
- ORIGINAL RECORDING OR RE-RECORDING: Original recording

Sedition Films Inc.
Ground Floor Suite
37 Netherhall Gardens London NW3 5RL